Michael Salaman

CEO

Skinny Nutritional Corp.

3 Bala Plaza East, Ste. 101

Bala Cynwyd, PA 19004

610-784-2000 ext. 102

Michael@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Expands Chain Authorizations; Lowers Cash Loss by 28%

Foundation for Growth with Strategic Partnership with Cott Beverages’ Cliffstar Subsidiary

Press Release Source: Skinny Nutritional Corp. On Monday April 23, 2012

BALA CYNWYD, PA -- (Marketwire - 04/23/12) - SKINNY NUTRITIONAL CORP. (OTC.BB.SKNY – NEWS), today announced net revenues of $5,660,930 (net of slotting fees of $368,132 and billbacks of $832,046) for the year ended December 31, 2011. This represents a decrease of $1,266,178, or 18% , as compared to revenues of $6,927,108 (net of slotting fees of $349,490 and billbacks of $1,129,007) for the year ended December 31, 2010. The Company sold approximately 786,000 cases of Skinny Water® for the year ended December 31, 2011 compared to approximately 990,000 cases for the same period in 2010, a decrease of 21%, (1 case = twelve 16 ounce bottles).

These decreases are due primarily to the capital constraints resulting in inventory gaps and a decrease in in-store activity, as well as lowering the wholesale price to more adequately include the effects of bill backs on a continuing basis. Direct sales to retailers were $1,577,289 as compared to $847,177 for the prior year period up 86%. Sales to our “DSD” network were $4,083,641 in 2011 compared to $6,079,931 during 2010.

Overall cash loss was reduced by approximately $1,259,000 during 2011. Net loss for the year ended December 31, 2011 was $7,665,855 inclusive of non-cash expenses of $4,390,130, mostly attributable to stock based compensation expense for employee options and warrants, amortization of deferred financing costs and stock issued for services, as compared to $6,914,269, inclusive of non-cash expenses of $2,379,425, for the same period last year.

During 2011, we obtained significant chain authorizations with retailers, and Skinny products have been authorized for sale with retail accounts which our management believes aggregate approximately 14,000 stores, including mass merchandisers, supermarkets, drug stores and club stores. This is an increase of 97% from the approximately 7,100 chain stores reported at the end of 2010. Skinny Water is currently sold through 50 distributors across the United States.

Michael Salaman, Chairman and CEO, stated “Now that we have the national footprint through our expanded chains and our regional DSD network, we expect that the recently signed manufacturing and license agreement with Cott’s Cliffstar subsidiary will allow Skinny to capitalize on Cott’s inventory management and purchasing capabilities, which should even out the gaps that have limited our sales growth during 2011. Our 2012 marketing and sales plan is to focus our marketing and sales spending in core markets that include Boston, New York City, Philadelphia, Washington-Baltimore, Los Angeles, Miami, Chicago and San Francisco, while adding national accounts in grocery, mass, drug throughout the country.”

Mr. Salaman continued, “We are continuing our efforts to build value around our Skinny Water brand, and today have numerous trademarks in the healthy beverage and snack food categories. We will continue to seek the acquisition of other Skinny trademarks and slogans in beverage, snack and spirits categories in order to further add to our trademark portfolio and enhance the “Skinny” brand. According to recent Gallup polls, over 50% of all adult consumers in the U.S. may be dieting at any given time. The Company believes that consumers today are transitioning away from sugar based beverages and empty calories and that Skinny Nutritional Corp’s, Skinny Water line of water products are well positioned to benefit from this growing market trend and deliver the best tasting zero calorie products. Further, we intend to continue our efforts to control our selling, marketing and administrative expenses as part of our overall cost containment measures, as we strive to build shareholder value.”

The Skinny Water® lineup features seven great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Lemonade Passionfruit (Total-V), Orange Cranberry Tangerine (Wake Up) and as part of its ‘Sport’ Line: Blue Raspberry (Fit), Pink Citrus Berry (Power), and Goji Black Cherry (Shape). Every bottle of Skinny Water® has key electrolytes, antioxidants and vitamins and has zero calories, zero sugar, zero carbs, zero sodium and no preservatives, with all natural colors and flavors.

About Skinny Nutritional Corp.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants and vitamins. Skinny Water comes in eight great-tasting flavors that include Acai Grape Blueberry, Raspberry Pomegranate, Lemonade Passionfruit, Orange Cranberry Tangerine, Blue Raspberry, Pink Citrus Berry, and Goji Black Cherry. For more information, visit www.SkinnyWater.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.